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                                                                     Exhibit 5.1

                                Hodgson Russ LLP
                            One M&T Plaza, Suite 2000
                             Buffalo, New York 14203


                                 October 5, 2001


Aquis Communications Group, Inc.
1719A Route 10
Suite 300
Parsippany, New Jersey 07054

         Re: Registration Statement on Form S-1 (No. 333-46892)

Gentlemen:

         We have acted as counsel to Aquis Communications Group, Inc., a Delaware corporation ("Aquis"), in connection with the filing by Aquis of a registration statement on Form S-1 with the Securities and Exchange Commission (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of 14,829,668 shares (the "Registered Shares") of Aquis' common stock, $0.01 par value per share, including 3,162,154 Registered Shares, which may be issued, if at all, upon conversion of a convertible note issued to AMRO International, S.A. (the "Convertible Note"), and 1,154,884 Registered Shares which may be issued, if at all, upon exercise of certain outstanding common stock purchase warrants (the "Warrants"), all of which are to be offered by certain selling security holders as set forth in the Registration Statement.

         The opinion set forth in this letter is based upon (1) our review of, as submitted to us, (a) the Convertible Note and the Securities Purchase Agreement pursuant to which the Convertible Note was issued, (b) the agreements representing the Warrants, and the agreements puruant to which the Warrants were issued, (c) originals, or copies authenticated to our satisfaction, of the Company's Certificate of Incorporation, as amended, its By-Laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions and instruments we have deemed necessary and (2) our review of published sources of law as we have deemed necessary.

         Subject to the qualifications set forth in this letter, we are of the opinion that (1) the Registered Shares which are outstanding as of the date of this opinion are validly issued, fully-paid and non-assessable; (2) upon conversion of the Convertible Note in accordance with its terms, the Registered Shares issuable thereunder will be validly issued, fully-paid and non-


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assessable; and (3) that upon exercise of the Warrants in accordance with the terms thereof, including payment of the applicable exercise price, the Registered Shares issued thereunder will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as a exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,

                                HODGSON RUSS LLP

                                By:
                                   --------------------------
                                         Joseph P. Galda